EXHIBIT 99.1

First Horizon National Corporation Reports Fourth Quarter Results in Line With Expectations and Foresees Growth in 2007

MEMPHIS, Tenn., Jan. 17, 2007 (PRIME NEWSWIRE) -- First Horizon National Corporation (NYSE:FHN) announced fourth quarter 2006 earnings of $76.5 million or $.60 diluted earnings per share compared to $105.9 million or $.81 diluted earnings per share for fourth quarter 2005. Results for fourth quarter 2006 continue to reflect the negative impact of the interest rate environment and housing slow-down on the mortgage segment.

Highlights this quarter include continued growth in Capital Markets' "other product" revenues compared to fourth quarter 2005. Mortgage Banking returned to profitability this quarter as pre-tax income improved to $3.5 million reflecting improved margins on loans sold and an aggressive right-sizing of the origination support costs. Retail/Commercial Banking loan and deposit products continued to grow while asset quality remained solid reflecting geographic diversity and strong credit practices.

Return on average shareholders' equity and return on average assets were 12.1 percent and .77 percent, respectively, for fourth quarter 2006. Return on average shareholders' equity and return on average assets were 18.4 percent and 1.11 percent, respectively, for fourth quarter 2005. Total assets were $37.9 billion and shareholders' equity was $2.5 billion on December 31, 2006, compared to $36.6 billion and $2.3 billion, respectively, on December 31, 2005.

"This quarter's results are in line with expectations given the difficult operating environment," said Ken Glass, chairman and CEO. "The continued execution of our strategic initiatives and adapting our business mix to the changing economic environment positions us for earnings growth in 2007."

For the twelve months ended December 31, 2006, earnings were $462.9 million or $3.62 diluted earnings per share compared to $424.7 million or $3.28 diluted earnings per share for the same period in 2005. For the twelve months ended December 31, 2006, return on average shareholders' equity and return on average assets were 19.1 percent and 1.19 percent, respectively. For the same period in 2005, return on average shareholders' equity and return on average assets were 19.5 percent and 1.16 percent, respectively.

Comparisons between results for 2006 and 2005 are affected by a number of factors that significantly impacted 2006, including: a $209 million after-tax gain from the sale of FHN's national merchant processing business which is included in income from discontinued operations; net securities losses of $65.6 million predominantly related to repositioning approximately $2.3 billion of investment securities; estimated settlement costs of $21.3 million for a class action lawsuit; and transactions through which the incremental capital provided by the merchant divestiture was utilized, various other transactions, and accounting matters. Additionally, the interest rate environment and housing slow-down negatively impacted results in 2006.

PERFORMANCE HIGHLIGHTS

Retail/Commercial Banking

Pre-tax income for Retail/Commercial Banking was $108.3 million for fourth quarter 2006, compared to $122.8 million for fourth quarter 2005. A number of items impacted the results in fourth quarter of each year. As mentioned below, fourth quarter 2006 included other losses of $7.0 million related to a customer-initiated deposit scheme in our full-servicing banking markets, the result of employee misrepresentation in our construction lending business and the settlement of an insurance matter. Fourth quarter 2005 included divestiture gains of $7.0 million from the sale of three financial centers. Total revenues for Retail/Commercial Banking were $340.8 million for fourth quarter 2006 compared to $341.3 million for fourth quarter 2005.

Net interest income was $228.0 million in fourth quarter 2006 compared to $227.6 million in fourth quarter 2005. Loans grew 8 percent or $1.7 billion while loans held for sale decreased 76 percent or $1.2 billion and deposits increased 7 percent or $766.1 million over fourth quarter 2005. The Retail/Commercial Banking net interest margin was 4.13 percent in fourth quarter 2006 compared to 4.22 percent in the fourth quarter of last year.

Noninterest income was $112.8 million in fourth quarter 2006 compared to $113.7 million in fourth quarter 2005. Fourth quarter 2005 included a divestiture gain of $7.0 million from the sale of three financial centers. Noninterest income from insurance commissions decreased $4.2 million compared to fourth quarter 2005 due to the sale of a subsidiary in 2006. Also impacting noninterest income in fourth quarter 2006 was an increase of $3.3 million related to revenue from loan sales and securitizations as the execution of this quarter's deals improved. Market adjustments on HELOC and second-lien mortgages also created $3.0 million of revenue growth in fourth quarter 2006 as prepayments slowed.

Provision for loan losses increased to $23.3 million in fourth quarter 2006 from $15.9 million last year. This increase primarily reflects continued growth of the commercial and construction loan portfolios and an expectation of slowing economic growth.

Noninterest expense was relatively stable, increasing 3 percent to $209.2 million in fourth quarter 2006 compared to $202.6 million last year. Included in fourth quarter 2006 were $7.0 million in other losses due to a customer-initiated deposit scheme in our full-servicing banking markets, the result of employee misrepresentation in our construction lending business and the settlement of an insurance matter. This stability reflects a continued focus on efficiency.

Mortgage Banking

Mortgage Banking pre-tax income was $3.5 million for fourth quarter 2006, compared to pre-tax income of $38.9 million for fourth quarter 2005. Total revenues for Mortgage Banking were $111.9 million in fourth quarter 2006 compared to $154.3 million in fourth quarter 2005.

Net interest income decreased 41 percent to $20.4 million in fourth quarter 2006 from $34.7 million in fourth quarter 2005. An inverted yield curve resulted in compression of the spread on the warehouse, which was 1.24 percent in fourth quarter 2006 compared to 2.06 percent for the same period in 2005. Additionally, an 18 percent decrease in the warehouse related to lower origination activity negatively impacted net interest income.

Noninterest income decreased to $91.5 million in fourth quarter 2006 compared to $119.6 million in fourth quarter 2005. Noninterest income consists primarily of mortgage banking-related revenue, net of costs, from the origination and sale of mortgage loans, fees from mortgage servicing and changes in fair value of mortgage servicing rights (MSR) net of hedge gains or losses. Mortgage servicing noninterest income prior to the adoption of SFAS No. 156 in first quarter 2006 was net of amortization, impairment and other expenses related to MSR and related hedges. Subsequent to the adoption of SFAS No. 156, mortgage servicing noninterest income reflects the change in fair value of MSR combined with hedging results.

Noninterest income from mortgage origination and servicing activities declined this quarter over fourth quarter of last year. Net origination income decreased 22 percent to $69.2 million from $89.1 million in fourth quarter 2005 as loans delivered into the secondary market decreased 21 percent to $6.3 billion. Total mortgage servicing fees increased 13 percent to $83.9 million from $74.3 million reflecting mortgage servicing portfolio growth of 6 percent to $101.4 billion on December 31, 2006. Servicing fees also benefited from an increase in the mix of higher fee products.

Servicing hedging activities and changes in MSR value negatively impacted net servicing revenues by $18.0 million this quarter as compared to a year ago. Changes in the value of MSR due to factors other than runoff net of hedge results reflected a net gain of $3.2 million in fourth quarter 2006 compared to a gain of $23.0 million during the same period last year. Additionally, although MSR that prepaid this quarter were more valuable than a year ago, overall prepayments declined with lower refinance activity, causing the change in MSR value due to runoff to decrease to $66.9 million from $71.7 million last year.

Noninterest expense decreased 5 percent to $108.7 million in fourth quarter 2006 compared to $115.1 million in fourth quarter 2005 primarily due to reductions in personnel expense which were directly related to the reduction of compensation due to contraction in origination revenue, reductions in headcount and the closure of unprofitable locations. Fourth quarter 2006 expenses also included $1.4 million in severance and branch closure expenses.

Capital Markets

Capital Markets pre-tax earnings were $8.5 million in fourth quarter 2006 compared to $4.3 million in fourth quarter 2005. Total revenues for Capital Markets were $92.6 million in fourth quarter 2006 compared to $78.5 million in fourth quarter 2005.

Revenues from products other than fixed income were $49.9 million in fourth quarter 2006, an increase of $9.9 million, or 25 percent, from fourth quarter 2005. Revenues from other products include fee income from activities such as structured finance, equity research, investment banking, loan sales, portfolio advisory and the sale of bank-owned life insurance. These other sources of revenue represented 52 percent and 47 percent, respectively, of total product revenues in fourth quarter 2006 and 2005. The increase from fourth quarter 2005 was due primarily to increased fees from structured finance activities, partially offset by a decline in equity research revenues. Revenues from fixed income sales increased $1.8 million, or 4 percent, to $46.2 million in fourth quarter 2006 compared to $44.4 million in fourth quarter 2005 and reflect the continuing subdued demand for fixed income products associated with the current interest rate environment.

Net interest expense decreased $2.4 million in fourth quarter 2006 compared to fourth quarter 2005 primarily due to improved execution that decreased nonearning asset funding costs and a decrease in the internal incremental cost of equity.

Noninterest expense was $84.1 million in fourth quarter 2006 compared to $74.2 million in fourth quarter 2005. This increase was primarily due to variable compensation related to the increase in other product revenues as well as $3.1 million of severance and retirement related costs incurred in fourth quarter 2006.

Corporate

The Corporate segment's results yielded a pre-tax loss of $12.5 million in fourth quarter 2006 compared to a pre-tax loss of $19.7 million in fourth quarter 2005. Fourth quarter 2006 included $3.0 million in securities gains. In addition, revenue included $8.3 million in fourth quarter 2006 and $2.5 million in fourth quarter 2005 related to deferred compensation plans, which was offset by a related $10.2 million in fourth quarter 2006 and $3.9 million in fourth quarter 2005 in noninterest expense associated with these plans.

Income Taxes

The effective corporate tax rate this quarter was 29.2 percent. This was due to tax credits from low income housing project expenses in the retail/commercial bank and deferred compensation expenses in the corporate segment, creating no meaningful net benefit to the bottom line.

AVERAGE BALANCE SHEET

Total average assets increased 4 percent to $39.3 billion for fourth quarter 2006. Total loans increased 10 percent to $21.9 billion as commercial loans grew 14 percent and retail loans increased 6 percent. Loans held for sale decreased 34 percent to $3.8 billion. Interest-bearing core deposits increased 13 percent. Total core deposits increased 6 percent to $13.3 billion, reflecting expansion strategies which emphasize a focus on convenient hours and targeted financial center expansion. Purchased funds decreased 14 percent to $15.9 billion. Average shareholders' equity increased 10 percent in fourth quarter 2006.

The consolidated net interest margin was 2.86 percent for fourth quarter 2006 compared to 3.06 percent for fourth quarter 2005. The compression in the margin occurred as the net interest spread decreased to 2.21 percent in 2006 from 2.52 percent in 2005 while the benefit from free funding increased to 65 basis points from 54 basis points. An inverted yield curve which decreased spread on the warehouse by 82 basis points to 1.24 percent, created a negative impact on the overall corporate margin this quarter as compared to a year ago.

ASSET QUALITY

Provision for loan losses increased to $23.0 million in fourth quarter 2006 from $16.2 million in fourth quarter 2005. This increase primarily reflects continued growth of the commercial and construction loan portfolios and an expectation of slowing economic growth. As a result of this increase, the allowance to loans ratio has increased from 92 basis points in fourth quarter 2005 to 98 basis points in fourth quarter 2006. Nonperforming assets were $139.0 million on December 31, 2006, compared to $79.7 million on December 31, 2005. The nonperforming assets ratio related to the loan portfolio increased to 58 basis points in fourth quarter 2006 from 33 basis points last year. The nonperforming asset ratio continues to migrate from historical low levels due to maturation of the loan portfolio, issues with several commercial credits in the retail commercial bank's traditional lending markets, and deterioration in the residential real estate portfolio reflecting the slow down in the housing market. The net charge-off ratio increased to 25 basis points in fourth quarter 2006 from 22 basis points in 2005 as net charge-offs grew to $13.5 million from $11.0 million during a period of strong loan growth. (See the table on A-6 for an analysis of the allowance for loan losses and details on nonperforming assets and the table on A-7 for asset quality ratios).

OUTLOOK

"Our earnings guidance for 2007 assumes no improvement in the current environment," Ken Glass stated. "We, like most in the industry, believe that the yield curve will remain inverted near its current levels, the housing market and mortgage industry will continue their current contraction, and certain elements of the industry will continue to experience deterioration as the economy slows."

"We have taken steps to address this environment and position ourselves for growth in 2007, including the reduction of support costs in our mortgage origination platform and the implementation of additional efficiency initiatives in capital markets during fourth quarter in order to better align these businesses with the anticipated lower level of activities in their respective markets. Each of these businesses also benefited from restructuring its sales management team, as evidenced by increases in fixed income revenues and mortgage originations in fourth quarter. Since these initiatives were just begun in the fourth quarter, the full impact will be realized throughout 2007."

"In addition to these actions our strategic initiatives will continue to create growth. Our retail/commercial bank will continue to take advantage of our leadership in Tennessee and further cross-sell to our national customers. Capital Markets will continue to build its other products beyond the traditional fixed income market. Other potential revenue opportunities include the acquisition of mortgage originators and the opening of new international fixed income offices. On the expense side we have initiated additional efficiency initiatives that should add $20 million pre-tax earnings in 2007, following the $50 million accomplished in 2006. Finally our hands-on, conservative approach to lending, broad geographic diversity, and strong credit culture should enable our asset quality trends to remain solid relative to historical levels and industry performance."

"2006 was a unique year for the company, as our financial performance was marked by a number of unusual and one time items such as the sale of our merchant business. We recognize that given this, it will be difficult for you to get a good fix on our 2007 earnings. Therefore, we have decided for 2007 to offer more specific guidance."

"For 2007, we expect the company to produce earnings for the full year at or above the current market consensus of $2.80. It is important to note that since the first quarter is impacted by seasonality of expenses and mortgage originations, growth over current levels should improve throughout the year."

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, investor responses to these conditions, ability to execute business plans, geopolitical developments, natural disasters, and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

OTHER INFORMATION

FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement which is available on FHN's website at www.fhnc.com.

Management will also host a conference call at 8:00 a.m. Central Time Jan. 18 to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 7:45 a.m. Central Time Jan. 18 by dialing 1-866-316-1371 (international participants dial 1-913-312-1231). The conference will also be webcast live through the investor relations section of FHN's website. To access the webcast, visit http://www.shareholder.com/fhnc/MediaRegister.cfm?MediaID=23451. A replay of the call will be available from 11:00 a.m. Central Time Jan. 18 until 11 p.m. Feb. 1, 2007, by calling 1-888-203-1112 or 1-719-457-0820 for international participants. The passcode is 7546338. The event will be archived and made available by 1 p.m. Central Time Jan. 18 on FHN's website at www.fhnc.com. For four weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance provided herein, we will not provide any earnings guidance, directly or indirectly, express or implied.

GENERAL INFORMATION

About First Horizon

The 12,000 employees of First Horizon National Corp. (NYSE:FHN) provide financial services to individuals and business customers through hundreds of offices located in more than 40 states. The corporation's three major brands -- FTN Financial, First Horizon and First Tennessee -- provide customers with a broad range of products and services including:

 * Capital markets, one of the nation's top underwriters of U.S.
   government agency securities
 * Mortgage banking, one of the nation's top 25 mortgage originators and top 15 servicers
 * Retail/commercial banking, with the largest market share in
   Tennessee and one of the highest customer retention rates of any bank in the country

FHN companies have been recognized as some of the nation's best employers by AARP, Working Mother and Fortune magazines. FHN also was named one of the nation's 100 best corporate citizens by Business Ethics magazine. More information can be found at www.fhnc.com.

                  FIRST HORIZON NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                           Quarterly Growth
                              (Unaudited)

                                           Quarter Ended
                                            December 31
                                        -------------------    Growth
 (Thousands)                              2006        2005     Rate (%)
 ---------------------------------------------------------------------
 Interest income                        $604,562    $519,475    16.4 +
 Less interest expense                   358,565     264,663    35.5 +
 ---------------------------------------------------------------------
  Net interest income                    245,997     254,812     3.5 -
 Provision for loan losses                22,983      16,175    42.1 +
 ---------------------------------------------------------------------
  Net interest income after
   provision for loan losses             223,014     238,637     6.5 -
 Noninterest income:
   Capital markets                        92,809      80,896    14.7 +
   Mortgage banking                       87,524     116,288    24.7 -
   Deposit transactions and cash
    management                            43,317      42,196     2.7 +
   Revenue from loan sales and
    securitizations                       16,276      13,146    23.8 +
   Insurance commissions                   8,951      13,144    31.9 -
   Trust services and investment
    management                            10,424      10,873     4.1 -
   Securities gains/(losses), net          3,002        (181)     NM
   Gains on divestitures                      --       7,029      NM
   All other income and commissions       54,041      39,181    37.9 +
 ---------------------------------------------------------------------
    Total noninterest income             316,344     322,572     1.9 -
 ---------------------------------------------------------------------
    Adjusted gross income after
     provision for loan losses           539,358     561,209     3.9 -
 Noninterest expense:
   Employee compensation, incentives     257,397     244,943     5.1 +
    and benefits
   Occupancy                              29,298      28,000     4.6 +
   Equipment rentals, depreciation
    and maintenance                       17,867      19,108     6.5 -
   Operations services                    17,550      18,363     4.4 -
   Communications and courier             11,978      14,379    16.7 -
   Amortization of intangible assets       2,460       2,667     7.8 -
   All other expense                      95,080      87,406     8.8 +
 ---------------------------------------------------------------------
    Total noninterest expense            431,630     414,866     4.0 +
 ---------------------------------------------------------------------
 Pre-tax income                          107,728     146,343    26.4 -
 Provision for income taxes               31,448      42,695    26.3 -
 ---------------------------------------------------------------------
 Income from continuing operations        76,280     103,648    26.4 -
 Income from discontinued operations,
  net of tax                                 187       5,369    96.5 -
 ---------------------------------------------------------------------
 Income before cumulative effect
  of changes in accounting principle      76,467     109,017    29.9 -

 Cumulative effect of changes in
  accounting principle, net of tax            --      (3,098)     NM
 ---------------------------------------------------------------------
 Net income                              $76,467    $105,919    27.8 -
                                         ===================
 ---------------------------------------------------------------------
 Diluted earnings per common share from
  continuing operations                  $   .60    $    .80    25.0 -
 Diluted earnings per common share before
  cumulative effect of changes in
  accounting principle                       .60         .84    28.6 -
 Diluted earnings per common share           .60         .81    25.9 -
 Dividends declared                          .45         .45
 Diluted shares                          127,784     130,043

 SELECTED FINANCIAL RATIOS:
 --------------------------
 Return on average assets                    .77%       1.11%
 Return on average shareholders' equity     12.1        18.4
 ---------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.

                   FIRST HORIZON NATIONAL CORPORATION
                          STATEMENTS OF INCOME
                              Yearly Growth
                               (Unaudited)

                                           Year-to-date
                                            December 31
                                      -----------------------  Growth
 (Thousands)                             2006         2005     Rate (%)
 ---------------------------------------------------------------------
 Interest income                      $2,329,111  $1,840,174    26.6 +
 Less interest expense                 1,332,174     856,147    55.6 +
 ---------------------------------------------------------------------
  Net interest income                    996,937     984,027     1.3 +
 Provision for loan losses                83,129      67,678    22.8 +
 ---------------------------------------------------------------------
  Net interest income after
   provision for loan losses             913,808     916,349      .3 -
 Noninterest income:
  Capital markets                        383,047     353,005     8.5 +
  Mortgage banking                       370,613     479,619    22.7 -
  Deposit transactions and cash
   management                            168,599     156,190     7.9 +
  Revenue from loan sales and
   securitizations                        51,675      47,575     8.6 +
  Insurance commissions                   46,632      54,091    13.8 -
  Trust services and investment
   management                             41,514      44,614     6.9 -
  Securities losses, net                 (65,629)       (578)     NM
  Gains on divestitures                       --       7,029      NM
  All other income and commissions       170,442     165,711     2.9 +
 ---------------------------------------------------------------------
   Total noninterest income            1,166,893   1,307,256    10.7 -
 ---------------------------------------------------------------------
   Adjusted gross income after
    provision for loan losses          2,080,701   2,223,605     6.4 -
 Noninterest expense:
  Employee compensation, incentives
   and benefits                        1,023,685     988,946     3.5 +
  Occupancy                              116,670     104,161    12.0 +
  Equipment rentals, depreciation
   and maintenance                        73,882      74,367      .7 -
  Operations services                     70,041      71,949     2.7 -
  Communications and courier              53,249      54,388     2.1 -
  Amortization of intangible assets       11,462      10,700     7.1 +
  All other expense                      393,632     322,383    22.1 +
 ---------------------------------------------------------------------
       Total noninterest expense       1,742,621   1,626,894     7.1 +
 ---------------------------------------------------------------------
 Pre-tax income                          338,080     596,711    43.3 -
 Provision for income taxes               87,278     185,988    53.1 -
 ---------------------------------------------------------------------
 Income from continuing operations       250,802     410,723    38.9 -
 Income from discontinued operations,
  net of tax                             210,767      17,072      NM
 ---------------------------------------------------------------------
 Income before cumulative effect of
  changes in accounting principle        461,569     427,795     7.9 +
 Cumulative effect of changes in
  accounting principle, net of tax         1,345      (3,098)     NM
 ---------------------------------------------------------------------
 Net income                           $  462,914  $  424,697     9.0 +
                                      ======================
 ---------------------------------------------------------------------
 Diluted earnings per common share
  from continuing operations          $     1.96  $     3.17    38.2 -
 Diluted earnings per common share
  before cumulative effect of               3.61        3.31     9.1 +
  changes in accounting principle
 Diluted earnings per common share          3.62        3.28    10.4 +
 Dividends declared                         1.80        1.74
 Diluted shares                          127,917     129,364

 SELECTED FINANCIAL RATIOS:
 --------------------------
 Return on average assets                   1.19%       1.16%
 Return on average shareholders' equity     19.1        19.5
 ---------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.

                  FIRST HORIZON NATIONAL CORPORATION
                    AVERAGE STATEMENTS OF CONDITION
                           Quarterly Growth
                              (Unaudited)

                                          Quarter Ended
                                           December 31
                                    ------------------------   Growth
 (Thousands)                            2006         2005      Rate (%)
 ---------------------------------------------------------------------
 Loans, net of unearned income:
  Commercial:
   Commercial, financial and
    industrial                      $ 6,903,708  $ 6,356,977     8.6 +
   Real estate commercial             1,187,431    1,208,945     1.8 -
   Real estate construction           2,741,118    1,973,121    38.9 +
 ---------------------------------------------------------------------
    Total commercial loans           10,832,257    9,539,043    13.6 +
  Retail:
   Real estate residential            8,211,506    8,149,419      .8 +
   Real estate construction           2,081,885    1,874,831    11.0 +
   Other retail                         160,366      170,470     5.9 -
   Credit card receivables              201,092      244,161    17.6 -
   Real estate loans pledged
    against other collateralized
    borrowings (a)                      406,926           --      NM
 ---------------------------------------------------------------------
    Total retail loans               11,061,775   10,438,881     6.0 +
 ---------------------------------------------------------------------
     Total loans, net of
      unearned income                21,894,032   19,977,924     9.6 +
 Investment securities                3,952,007    2,858,410    38.3 +
 Loans held for sale                  3,796,828    5,732,993    33.8 -
 Other earning assets                 4,670,914    4,622,451     1.0 +
 ---------------------------------------------------------------------
    Total earning assets             34,313,781   33,191,778     3.4 +
 Cash and due from banks                828,291      781,178     6.0 +
 Other assets                         4,185,709    3,747,454    11.7 +
 ---------------------------------------------------------------------
    Total assets                    $39,327,781  $37,720,410     4.3 +
                                    ========================----------
 Savings                            $ 3,327,576  $ 2,844,621    17.0 +
 Interest-bearing demand deposits     1,792,484    1,850,255     3.1 -
 Time deposits                        2,921,197    2,402,900    21.6 +
 ---------------------------------------------------------------------
    Total interest-bearing core
     deposits                         8,041,257    7,097,776    13.3 +
 Noninterest-bearing deposits         5,293,435    5,427,923     2.5 -
 ---------------------------------------------------------------------
    Total core deposits              13,334,692   12,525,699     6.5 +
 Certificates of deposit $100,000
  and more                            9,820,358   11,393,018    13.8 -
 ---------------------------------------------------------------------
    Total deposits                   23,155,050   23,918,717     3.2 -
 Short-term borrowed funds            6,100,958    7,164,720    14.8 -
 Term borrowings                      5,307,502    2,665,867    99.1 +
 Other collateralized borrowings (a)    411,466           --      NM
 ---------------------------------------------------------------------
    Total long-term debt              5,718,968    2,665,867   114.5 +
 Other liabilities                    1,546,779    1,391,432    11.2 +
 Preferred stock of subsidiary          295,274      295,274      --
 Shareholders' equity                 2,510,752    2,284,400     9.9 +
 ---------------------------------------------------------------------
    Total liabilities and
     shareholders' equity           $39,327,781  $37,720,410     4.3 +
                                    ========================
 ---------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.
 (a) During 2006, FHN sold loans through on-balance sheet
     securitizations, which were structured as financings for
     accounting purposes.

                   FIRST HORIZON NATIONAL CORPORATION
                     AVERAGE STATEMENTS OF CONDITION
                             Yearly Growth
                              (Unaudited)

                                           Year-to-date
                                            December 31
                                     ------------------------ Growth
 (Thousands)                              2006        2005    Rate (%)
 ---------------------------------------------------------------------
 Loans, net of unearned income:
  Commercial:
   Commercial, financial and
    industrial                       $ 6,674,919  $ 5,979,877   11.6 +
   Real estate commercial              1,223,218    1,116,449    9.6 +
   Real estate construction            2,475,476    1,642,379   50.7 +
 ---------------------------------------------------------------------
    Total commercial loans            10,373,613    8,738,705   18.7 +
  Retail:
   Real estate residential             8,481,171    7,701,271   10.1 +
   Real estate construction            2,034,884    1,488,873   36.7 +
   Other retail                          161,972      164,960    1.8 -
   Credit card receivables               209,428      240,875   13.1 -
   Real estate loans pledged
    against other collateralized
    borrowings (a)                       243,107           --     NM
 ---------------------------------------------------------------------
    Total retail loans                11,130,562    9,595,979   16.0 +
 ---------------------------------------------------------------------
   Total loans, net of
    unearned income                   21,504,175   18,334,684   17.3 +
 Investment securities                 3,451,491    2,879,965   19.8 +
 Loans held for sale                   4,336,586    5,980,124   27.5 -
 Other earning assets                  4,720,089    4,755,214     .7 -
 ---------------------------------------------------------------------
    Total earning assets              34,012,341   31,949,987    6.5 +
 Cash and due from banks                 817,445      752,245    8.7 +
 Other assets                          3,934,781    3,858,204    2.0 +
 ---------------------------------------------------------------------
    Total assets                     $38,764,567  $36,560,436    6.0 +
                                     ========================
 Savings                             $ 3,191,378  $ 2,843,155   12.2 +
 Interest-bearing demand deposits      1,848,110    1,770,462    4.4 +
 Time deposits                         2,795,352    2,242,837   24.6 +
 ---------------------------------------------------------------------
    Total interest-bearing
     core deposits                     7,834,840    6,856,454   14.3 +
 Noninterest-bearing deposits          5,169,202    5,263,129    1.8 -
 ---------------------------------------------------------------------
    Total core deposits               13,004,042   12,119,583    7.3 +
 Certificates of deposit
  $100,000 and more                    9,747,716   10,896,283   10.5 -
 ---------------------------------------------------------------------
     Total deposits                   22,751,758   23,015,866    1.1 -
 Short-term borrowed funds             6,696,809    7,096,287    5.6 -
 Term borrowings                       4,815,131    2,560,085   88.1 +
 Other collateralized borrowings (a)     247,236           --     NM
 ---------------------------------------------------------------------
     Total long-term debt              5,062,367    2,560,085   97.7 +
 Other liabilities                     1,535,395    1,481,289    3.7 +
 Preferred stock of subsidiary           295,274      229,912   28.4 +
 Shareholders' equity                  2,422,964    2,176,997   11.3 +
 ---------------------------------------------------------------------
    Total liabilities and
     shareholders' equity            $38,764,567  $36,560,436    6.0 +
                                     ========================
 ---------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.
 (a) During 2006, FHN sold loans through on-balance sheet
     securitizations, which were structured as financings for
     accounting purposes.

                  FIRST HORIZON NATIONAL CORPORATION
                  PERIOD-END STATEMENTS OF CONDITION
                              (Unaudited)
                                            December 31
                                     ------------------------  Growth
 (Thousands)                             2006         2005     Rate (%)
 ---------------------------------------------------------------------
 Loans, net of unearned income:
  Commercial:
   Commercial, financial and
    industrial                       $ 7,201,009  $ 6,578,117    9.5 +
   Real estate commercial              1,136,590    1,213,052    6.3 -
   Real estate construction            2,753,458    2,108,121   30.6 +
 ---------------------------------------------------------------------
    Total commercial loans            11,091,057    9,899,290   12.0 +
  Retail:
   Real estate residential             7,973,313    8,368,219    4.7 -
   Real estate construction            2,085,133    1,925,060    8.3 +
   Other retail                          161,178      168,413    4.3 -
   Credit card receivables               203,307      251,016   19.0 -
   Real estate loans pledged against
    other collateralized
    borrowings (a)                       590,917           --     NM
 ---------------------------------------------------------------------
   Total retail loans                 11,013,848   10,712,708    2.8 +
 ---------------------------------------------------------------------
   Total loans, net of unearned
    income                            22,104,905   20,611,998    7.2 +
 Investment securities                 3,890,420    2,912,486   33.6 +
 Loans held for sale                   2,873,577    4,424,267   35.0 -
 Other earning assets                  3,451,319    3,629,314    4.9 -
 ---------------------------------------------------------------------
   Total earning assets               32,320,221   31,578,065    2.4 +
 Cash and due from banks                 976,619      945,547    3.3 +
 Discontinued assets                         416      163,545   99.7 -
 Other assets                          4,621,003    3,891,904   18.7 +
 ---------------------------------------------------------------------
   Total assets                      $37,918,259  $36,579,061    3.7 +
                                     ========================
 Savings                             $ 3,354,180  $ 2,795,723   20.0 +
 Interest-bearing demand deposits      1,969,700    1,909,349    3.2 +
 Time deposits                         2,924,050    2,478,946   18.0 +
 ---------------------------------------------------------------------
   Total interest-bearing
    core deposits                      8,247,930    7,184,018   14.8 +
 Noninterest-bearing deposits          5,447,673    5,201,844    4.7 +
 ---------------------------------------------------------------------
   Total core deposits                13,695,603   12,385,862   10.6 +
 Certificates of deposit
  $100,000 and more                    6,517,629   10,931,695   40.4 -
 ---------------------------------------------------------------------
    Total deposits                    20,213,232   23,317,557   13.3 -
 Short-term borrowed funds             7,010,269    5,331,397   31.5 +
 Term borrowings                       5,243,961    3,437,643   52.5 +
 Other collateralized borrowings (a)     592,399           --     NM
 ---------------------------------------------------------------------
   Total long-term debt                5,836,360    3,437,643   69.8 +
 Discontinued liabilities                  6,966      122,026   94.3 -
 Other liabilities                     2,093,772    1,727,625   21.2 +
 Preferred stock of subsidiary           295,270      295,274     --
 Shareholders' equity                  2,462,390    2,347,539    4.9 +
 ---------------------------------------------------------------------
   Total liabilities and
    shareholders' equity             $37,918,259  $36,579,061    3.7 +
                                     ========================
 ---------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.
 (a) During 2006, FHN sold loans through on-balance sheet
     securitizations, which were structured as financings for
     accounting purposes.

                  FIRST HORIZON NATIONAL CORPORATION
                      ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

 ---------------------------------------------------------------------
 (Thousands)         4Q06      3Q06       2Q06       1Q06       4Q05
 ---------------------------------------------------------------------
 ALLOWANCE FOR
  LOAN LOSSES:
  Beginning
   Reserve        $206,829   $199,835   $195,011   $189,705   $185,029
  Provision         22,983     23,694     18,653     17,799     16,175
  Divestitures
   /acquisitions        --       (275)        --     (1,195)      (516)
  Charge-offs      (16,535)   (19,782)   (17,518)   (14,791)   (14,586)
  Recoveries         3,008      3,357      3,689      3,493      3,603
 ---------------------------------------------------------------------
   Ending
    Balance       $216,285   $206,829   $199,835   $195,011   $189,705
 -----------------====================================================
 Reserve for
  off-balance
  sheet
  commitments     $  9,378   $  9,230   $  9,250   $  9,420   $ 10,650
 Total of
  allowance
  for loan
  losses and
  reserve for
  off-balance
  sheet
  commitments     $225,663   $216,059   $209,085   $204,431   $200,355
 ---------------------------------------------------------------------
 NONPERFORMING ASSETS:
 RETAIL/
 COMMERCIAL
 BANKING:
  Nonperforming
   loans          $ 82,837   $ 63,956   $ 61,358   $ 49,332   $ 40,771
  Foreclosed
   real estate      31,230     29,947     24,425     19,556     18,932
 ---------------------------------------------------------------------
 Total Retail/
  Commercial
  Banking          114,067     93,903     85,783     68,888     59,703
 ---------------------------------------------------------------------
 MORTGAGE BANKING:
  Nonperforming
   loans - held
   for sale         10,793     10,488     14,976     16,000     11,488
  Foreclosed
   real estate      14,168     13,598     11,899      9,538      8,478
 ---------------------------------------------------------------------
 Total
  Mortgage
  Banking           24,961     24,086     26,875     25,538     19,966
 ---------------------------------------------------------------------
  Total
   nonperforming
   assets         $139,028   $117,989   $112,658   $ 94,426   $ 79,669
                  ====================================================

 Loans past
  due 90 days
  or more (a)     $167,192   $160,662   $165,759   $187,974   $213,658
 Guaranteed
  portion of
  loans past due
  90 days or
  more (a)         128,869    130,373    136,529    159,680    178,838

 Foreclosed real
  estate from
  GNMA loans (b)    18,121     21,679     24,253     19,865       --

 Period-end
  loans, net
  of unearned
  income
  (millions)      $ 22,105   $ 21,955   $ 21,717   $ 21,212   $ 20,612
 Insured loans         730        730        753        812        827
 ---------------------------------------------------------------------
 Loans
  excluding
  insured loans   $ 21,375   $ 21,225   $ 20,964   $ 20,400   $ 19,785
                  ====================================================
 Off-balance
  sheet
  commitments
  (millions) (c)  $  7,587   $  7,416   $  7,305   $  7,787   $  9,091
 ---------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.
 (a) Includes loans held for sale.
 (b) Prior to 2006 properties acquired by foreclosure through GNMA's repurchase program were classified as receivables in
     Other Assets on the Consolidated Statements of Condition.
 (c) Amount of off-balance sheet commitments for which a reserve has been provided.

                  FIRST HORIZON NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                             (Unaudited)
 ---------------------------------------------------------------------
                          4Q06      3Q06       2Q06      1Q06     4Q05
 ---------------------------------------------------------------------
 FHN CONSOLIDATED:
 Nonperforming loans
  ratio (a)               .37%      .29%       .28%      .23%     .20%
 Nonperforming
  assets
  ratio (b)               .58       .49        .45       .37      .33
 Allowance to total
  loans                   .98       .94        .92       .92      .92
 Allowance to loans
  excluding insured
  loans                  1.01       .97        .95       .96      .96
 Allowance to
  nonperforming
  loans (c)            261.10    323.39     325.69    395.30   465.29
 Allowance to
  nonperforming
  assets (d)           168.66    192.40     204.58    248.66   278.24
 Net charge-off
  ratio (e)               .25       .30        .26       .22      .22

 RETAIL/COMMERCIAL
 BANKING:
 Nonperforming
  assets
  ratio (b)               .52%      .44%       .40%      .33%     .29%
 Allowance to
  nonperforming
  assets               189.61    220.26     232.95    283.08   317.75

 MORTGAGE BANKING:
 Nonperforming assets
  ratio (f)               .02%      .02%       .03%      .03%     .02%
 ---------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.
 (a) Ratio is nonperforming loans in the loan portfolio to total loans
 (b) Ratio is nonperforming assets related to the loan portfolio to total loans plus foreclosed real estate and other assets
 (c) Ratio is allowance to nonperforming loans in the loan portfolio
 (d) Ratio is  allowance to nonperforming assets related to the loan portfolio
 (e) Ratio is annualized net charge-offs to average total loans
 (f) Ratio is nonperforming assets to unpaid principal balance of servicing portfolio

               FIRST HORIZON NATIONAL CORPORATION
                   BUSINESS SEGMENT HIGHLIGHTS
                          (Unaudited)

 ---------------------------------------------------------------------
 (Thousands)        4Q06       3Q06      2Q06        1Q06       4Q05
 ---------------------------------------------------------------------
 RETAIL/COMMERCIAL
  BANKING
 Total
  revenues(a)     $340,698   $342,123   $342,696   $331,245   $341,314
 Provision for
  loan losses       23,264     23,550     18,361     18,026     15,897
 Noninterest
  expenses         209,143    203,365    211,973    215,004    202,624
                  ----------------------------------------------------
  Pre-tax
   income          108,291    115,208    112,362     98,215    122,793
 Provision for
  income taxes      33,608     35,385     29,210     28,063     36,275
                  ----------------------------------------------------
 Net income
  from
  continuing
  operations        74,683     79,823     83,152     70,152     86,518
 Income/(loss)
  from
  discontinued
  operations,
  net of tax           187        (69)       376    210,273      5,369
                  ----------------------------------------------------
 Income before
  cumulative
  effect            74,870     79,754     83,528    280,425     91,887
 Cumulative
  effect of
  changes in
  accounting
  principle,
  net of tax            --         --         --        522     (3,098)
                  ----------------------------------------------------
  Net income      $ 74,870   $ 79,754   $ 83,528   $280,947   $ 88,789

 MORTGAGE
  BANKING
 Total
  revenues(a)     $111,971   $111,206   $144,652   $109,130   $154,225
 Provision for
  loan losses         (281)       144        292       (227)       278
 Noninterest
  expenses         108,751    136,661    115,099    114,629    115,020
                  ----------------------------------------------------
  Pre-tax
   income/(loss)     3,501    (25,599)    29,261     (5,272)    38,927
 Provision/
  (benefit)
  for income
  taxes                 36    (10,570)    10,065     (2,084)    12,112
                  ----------------------------------------------------
 Income/(loss)
  before
  cumulative
  effect             3,465    (15,029)    19,196     (3,188)    26,815
 Cumulative
  effect of
  changes in
  accounting
  principle,
  net of tax            --         --         --        414         --
                  ----------------------------------------------------
  Net income/
  (loss)          $  3,465   $(15,029)  $ 19,196   $ (2,774)  $ 26,815

 CAPITAL MARKETS
 Total
  revenues(a)     $ 92,616   $ 96,963   $ 99,467   $ 90,910   $ 78,458
 Noninterest
  expenses          84,082     81,786     83,710     82,613     74,182
                  ----------------------------------------------------
  Pre-tax income     8,534     15,177     15,757      8,297      4,276
 Provision for
  income taxes       3,170      5,678      5,888      3,069      1,593
                  ----------------------------------------------------
 Income before
  cumulative
  effect             5,364      9,499      9,869      5,228      2,683
 Cumulative
  effect of
  changes in
  accounting
  principle,
  net of tax            --         --         --        179         --
                  ----------------------------------------------------
  Net income      $  5,364   $  9,499   $  9,869   $  5,407   $  2,683

 CORPORATE
 Total
  revenues(a)     $ 17,056   $ 19,256   $  1,795   $(87,954)  $  3,387
 Noninterest
  expenses          29,654     31,087     12,229     22,835     23,040
                  ----------------------------------------------------
  Pre-tax loss     (12,598)   (11,831)   (10,434)  (110,789)   (19,653)
 Income tax
  benefit           (5,366)    (4,717)    (2,150)   (42,007)    (7,285)
                  ----------------------------------------------------
 Loss before
  cumulative
  effect            (7,232)    (7,114)    (8,284)   (68,782)   (12,368)
 Cumulative
  effect of
  changes in
  accounting
  principle,
  net of tax            --         --         --        230         --
                  ----------------------------------------------------
  Net loss        $ (7,232)  $ (7,114)  $ (8,284)  $(68,552)  $(12,368)

 TOTAL CONSOLIDATED
 Total
  revenues(a)     $562,341   $569,548   $588,610   $443,331   $577,384
 Provision for
  loan losses       22,983     23,694     18,653     17,799     16,175
 Total
  noninterest
  expenses         431,630    452,899    423,011    435,081    414,866
                  ----------------------------------------------------
  Consolidated
   pre-tax
   income/(loss)   107,728     92,955    146,946     (9,549)   146,343
 Provision/
  (benefit)
  for income
  taxes             31,448     25,776     43,013    (12,959)    42,695
                  ----------------------------------------------------
 Net income
  from
  continuing
  operations        76,280     67,179    103,933      3,410    103,648
 Income/(loss)
  from
  discontinued
  operations,
  net of tax           187        (69)       376    210,273      5,369
                  ----------------------------------------------------
 Income before
  cumulative
  effect            76,467     67,110    104,309    213,683    109,017
 Cumulative
  effect of
  changes in
  accounting
  principle,
  net of tax            --         --         --      1,345     (3,098)
                  ----------------------------------------------------
  Net income      $ 76,467   $ 67,110   $104,309   $215,028   $105,919
                  ----------------------------------------------------
 ---------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.
 (a) Includes noninterest income and net interest income/(expense)

CONTACT:  First Horizon National Corporation
          Media Information:
          Kim Cherry
            (901) 523-4726
          Investor Relations:
          Dave Miller
            (901) 523-4162